Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mutual of America Investment Corporation

and

Mutual of America Institutional Funds, Inc.:

We consent to the use of our reports, dated February 28, 2020, with respect to the financial statements of each of the funds comprising Mutual of America Investment Corporation and Mutual of America Institutional Funds, Inc. as of December 31, 2019 and for each of the years or periods indicated therein, incorporated by reference herein. We also consent to the references to our firm under the headings Other Service Providers, Financial Highlights - Institutional Funds and Financial Highlights - Investment Corporation Funds in the combined prospectus and information statement.

New York, New York

August 21, 2020